Exhibit 21.1
SUBSIDIARIES OF MEDALLIA, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cooladata Ltd.	Israel
Crowdicity Limited	England and Wales
Living Lens Enterprise Inc.	Delaware
Living Lens Enterprise Limited	England and Wales
MEDACX, S. de R.L. de C.V.	Mexico
Medallia Australia Pty. Ltd.	Australia
Medallia Brasil Tecnologia e Consultoria Ltda.	Brazil
Medallia B.V.	Netherlands
Medallia Canada Inc.	Canada
Medallia Digital Ltd.	Israel
Medallia France SARL	France
Medallia GmbH	Germany
Medallia Holdings, LLC	Delaware
Medallia India Private Limited	India
Medallia K.K.	Japan
Medallia Limited	England and Wales
Medallia Nordic AS	Norway
Medallia S.A.	Argentina
Medallia Singapore Pte. Ltd.	Singapore
Medallia s.r.o.	Czech Republic
Promoter.IO Inc.	Delaware
Strikedeck, Inc.	Delaware
Zingle, Inc.	Delaware